EXHIBIT 99.1

NEWS FROM

For more information contact:	For media inquiries:
Patricia K. Moore	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

     St. Louis, MO, November 20, 2003 – ESCO Technologies Inc. (NYSE: ESE) today announced its results for its fiscal year ended September 30, 2003.

     These results reflect the following previously announced items: the impact of the “Gains and Charges” and the cumulative effect of the accounting change related to the synthetic lease obligation described in detail within the second quarter earnings release (May 13, 2003); the divestitures of the Microfiltration and Separations businesses (MicroSep) and Rantec Power Systems Inc. (Rantec) which are accounted for as “discontinued operations”; the close-out of the interest rate swap; and the costs associated with the Management Transition Agreement (MTA) between the Company and its former chairman who retired in April 2003. As a result of the complexities involved with presenting the financial results including these items, a comprehensive reconciliation of GAAP reported earnings to “Operational” earnings is included in the Exhibits attached to this release. The Company believes that the presentation of “Operational” earnings provides additional insight into the Company’s performance.

     The Company uses the following definitions in describing its results of operations for the periods noted:

•	“GAAP”: Represents the results of operations required by accounting principles generally accepted in the United States of America. The GAAP reported results present the MicroSep and Rantec businesses as “discontinued operations.”

•	“Adjustments”: Represents the amounts described in the “Gains and Charges” narrative later in this release and the MTA costs incurred during the first six months of fiscal 2003 and the fourth quarter of fiscal 2002.

•	“Operational”: Represents the financial results from continuing operations (excluding the MicroSep and Rantec businesses) and excluding the “Adjustments” as defined above.

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Results of Operations ($’s in millions, except EPS)

     Sales and net earnings for the fiscal 2003 and 2002 fourth quarter and fiscal year periods ended September 30 are noted below:

4th Qtr. - FY 2003	Sales	Net Earnings		Diluted EPS

GAAP	$105.6M	$(57.5M	)	$(4.33)
Operational	$105.6M	$8.8M		$0.67

4th Qtr. - FY 2002	Sales	Net Earnings	Diluted EPS

GAAP	$88.2M	$6.1M	$0.47
Operational	$88.2M	$7.5M	$0.58

FY 2003	Sales	Net Earnings		Diluted EPS

GAAP	$396.7M	$(41.1M	)	$(3.13)
Operational	$396.7M	$32.9M		$2.51

FY 2002	Sales	Net Earnings	Diluted EPS

GAAP	$316.6M	$21.8M	$1.67
Operational	$316.6M	$23.8M	$1.83

Sales

     On a GAAP basis, fiscal 2003 fourth quarter and total year consolidated sales increased 20 percent and 25 percent, respectively, as compared to the fiscal 2002 fourth quarter and total year periods.

     On a segment basis for the fiscal 2003 fourth quarter and total year, respectively, Communications sales increased 22 percent and 50 percent; Filtration sales increased 11 percent and 8 percent; and Test sales increased 34 percent and 28 percent, as compared to the respective prior year periods.

     Communications segment sales increased primarily as a result of higher shipments of DCSI’s Automatic Meter Reading (AMR) equipment to both Investor Owned Utilities (IOUs) and Co-ops. Filtration segment sales increased primarily as a result of higher defense aerospace shipments at Vacco and deliveries of Filtertek products. The Test segment sales increases are the result of additional test chamber installations, increased volume from the Company’s Asian operations, and sales from the recently acquired acoustic business which contributed $7.3 million to net sales for fiscal year ended September 30, 2003.

Earnings Before Interest and Taxes (EBIT)

     EBIT from continuing operations for the fourth quarter and total year periods ended September 30, 2003 was negatively affected by the impact of the “Gains and Charges.” The pretax charges in continuing operations were $1.9 million and $7.8 million for the fourth quarter and total year, respectively, and are identified as footnote (1) shown within “Earnings before income taxes” in the Exhibits attached at the end of this release.

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     On a segment basis, the following items impacted EBIT during the fiscal 2003 fourth quarter. In the Communications segment, EBIT from continuing operations as a percent of sales (“EBIT margin”) is lower than prior year due to additional operating costs being incurred to enhance DCSI’s ability to further penetrate the IOU market. These costs include additional sales, marketing, engineering and customer support costs. In the Filtration segment, EBIT margin was slightly lower than prior year due to the impact of a $0.7 million gain recognized in fiscal 2002 resulting from a customer funded refurbishment of production test equipment. In the Test segment, where the Company is continuing its European consolidation efforts, EBIT margins improved consistent with the higher sales volume.

New Orders and Cash Flow

     New orders in the fourth quarter and fiscal year 2003 were $110.2 million and $384.7 million, respectively, resulting in a backlog at September 30, 2003 of $263.0 million. The Filtration and Test businesses recorded positive book-to-bill ratios during fiscal 2003. The Communications segment, excluding the PPL contract, recorded a book-to-bill ratio of 1.26 and recorded approximately $100 million of new orders during the year. Ending backlog decreased during the year in the Communications segment as a result of the significant shipments to PPL.

     During fiscal 2003, the Company generated $35.3 million of free cash flow, which included $7.3 million from a patent litigation settlement. Free cash flow is defined as “Net Cash Provided by Operating Activities – Continuing Operations” less “Capital Expenditures – Continuing Operations.” For a reconciliation of free cash flow, see the attached Exhibits.

Chairman’s Commentary

     Victor L. Richey, Chairman and Chief Executive Officer, commented, “Our fiscal 2003 fourth quarter results on an operational basis were within the range we established at the start of the quarter.

     “The fourth quarter GAAP results reflect charges associated with the previously announced initiatives we have undertaken to further focus our business and to provide an improved foundation for profitable growth going forward. The most significant of the initiatives, the sale of our Microfiltration and Separations businesses and the closure of our plant in Puerto Rico, are on track to be completed during the first half of fiscal 2004.

     “Our operational results in the fourth quarter were both solid and encouraging. Our sales and earnings increased by more than 15 percent from the prior year and our EBIT margin was 12.2 percent. Our orders in the fourth quarter were 104 percent of our fourth quarter sales.”

     Mr. Richey continued, “As I reflect on the full year results, I am convinced that the actions we have taken will significantly improve shareholder value. The strength of our core business is clearly reflected in our operational results. The progress we made in positioning our business for sustained growth over the long term is significant.

     “In Filtration, for the full year our new orders were 110 percent of sales despite a difficult business environment in the commercial aerospace market. Our defense aerospace business was strong. In particular, we realized significant new orders related to the product line we acquired from Eaton in fiscal 2000. In the medical market, we made substantial progress towards the transition to production on a major drug delivery device program and on the development of new standard products. The new program and products should begin to make a significant contribution starting in the second half of fiscal 2004.

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     “Our orders in the Test segment were 113 percent of sales in fiscal 2003. Our medical shielding business continues to be strong and we are seeing some signs that the Test and Measurement market is gaining strength. We are continuing to develop our capabilities and presence in Asia. In China, we expanded our in-country manufacturing which should further strengthen our leading position in this rapidly growing market. In Japan, we added resources to support the expansion of our medical shielding business. All of the above, taken together with the acoustics business acquisition we completed in December, support our expectation for growth in the Test segment in 2004.

     “In Communications, although our orders were less than our sales, we continued to demonstrate our prominence in the Co-op segment of the electric utility market. Excluding the sales and orders from our program at PPL, orders in Communications were 126 percent of sales. During fiscal 2003 we strengthened our organization, extended our product offering and initiated work to adapt our offering for broader global capability. We are well positioned to capture additional IOU programs as they are awarded.

     “Overall, I would characterize fiscal 2003 as a year where we demonstrated the strength of our core business, made substantial progress from a business development standpoint, and made several significant decisions which will support continued increases in shareholder value.”

     Addressing the future, Mr. Richey, commented, “Our fiscal 2004 operational outlook, which is covered in more detail in the Business Outlook section of this release, is generally flat from an EPS perspective. Despite the fact that the PPL program will be substantially complete in the first half, our second half EPS outlook is stronger than the first half. While we have not included any revenue contribution from a new IOU in our base fiscal 2004 outlook, we still expect the Communications revenues to be essentially the same in the first and second halves of fiscal 2004 as a result of our strength in the Co-op market and the expansion of existing IOU programs. From a profit contribution standpoint, in Communications the mix change between the first and second halves is favorable. The Filtration outlook is also stronger in the second half. On the revenue side, the improvement is both fundamental in that the first quarter is generally our lowest revenue quarter in Filtration, and the result of increased contributions from new programs and products in the second half. We also expect improvement in the Filtration profit contribution in the second half as a result of the completion of the closure of the Puerto Rico plant.

     “Our investments and growth initiatives in fiscal 2004 will be focused in Communications on the expansion of the capability of our existing product and on seeking direct access to the water and gas markets through alternate technologies. In Filtration and Test, our investments will be directed toward the continued support of our new product programs. We will also be working to augment the Filtration and Test businesses with smaller acquisitions which extend our product offerings.

     “As I look beyond fiscal 2004, I am encouraged by opportunities we have to build on the performance we anticipate in the second half of fiscal 2004. The number of IOUs actively pursuing Automatic Meter Reading appears to be growing. Our number one position in the RF Shielding and Test business and our global expansion should serve us well as the market regains momentum. Finally, having narrowed our focus within Filtration, I believe we have both adequate resources and opportunities to grow the business.

     “All of us at ESCO are squarely focused on delivering increased shareholder value over the long term.”

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Fiscal 2004 Business Outlook

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements which are not strictly historical are forward-looking, and actual results may differ materially.

     The fiscal 2004 Business Outlook described below does not include the impact of potential acquisitions, or the impact of any significant orders from new IOU customers that may be entered into during the fiscal year.

     The first half of fiscal 2004 will be adversely affected by certain inefficiencies resulting from the consolidation activities related to the closure of the Filtertek operation in Puerto Rico and the consolidation of the U.K. Test business. When the Puerto Rico closure and relocation are completed in mid fiscal 2004, Management expects this action to result in at least $2 million of annual cost savings.

     The fiscal 2004 pretax expense (primarily severance / exit costs) related to the Puerto Rico closure and U.K. consolidation will be approximately $1.0 to $1.5 million and will be recognized as period costs as incurred throughout the first half of the fiscal year.

Revenues

     Management expects year-over-year revenue growth in Filtration in the range of 3 percent to 5 percent. In the Test business, Management expects revenue growth in the range of 15 percent to 20 percent, and in Communications, Management expects revenue to decrease approximately 10 percent to 15 percent. The expected decrease in Communications’ revenue is due to completion of the PPL contract in fiscal 2004, partially offset by a continuing increase in the electric Co-op contract revenue. Consolidated revenues are expected to increase approximately 5 percent in fiscal 2004.

Earnings Before Interest and Taxes (EBIT)

     Beginning in the first quarter of fiscal 2004, Management will no longer allocate its Corporate Office Management Fee (Fee) to the operating units. Historically, this Fee has been charged to the operating units on a flat 2.5 percent of the individual operating unit’s sales. The unallocated Fee was included in the “Other” operating segment in fiscal 2003 and previous periods. Beginning with the results of operations for the fiscal 2004 first quarter ending December 31, 2003, the Company will present comparative EBIT data by operating segment excluding this Fee. The Corporate Office operating expenses will be presented separately. Management believes this change enhances clarity.

     Management expects EBIT to increase approximately 5 percent in fiscal 2004. For fiscal year 2004, consolidated EBIT margins should be in the range of 12 percent to 14 percent. Management expects Filtration EBIT margins in the range of 11 percent to 13 percent, Test margins in the range of 9 percent to 11 percent, and Communications’margins in the range of 23 percent to 25 percent. The EBIT margin in Communications is expected to increase over fiscal 2003 levels due to the changes in sales mix.

     EBIT margins will vary on a quarter-to-quarter basis throughout fiscal 2004 depending on sales volume, sales mix and the first half consolidation activities noted above.

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Earnings Per Share (GAAP and Operational)

     Management estimates the range of fiscal 2004 GAAP earnings per share (EPS), including the impact of the Puerto Rico and U.K. charges noted above, to be in the range of $2.35 to $2.50 per share excluding any contributions from acquisitions or new IOU customers. The impact of the pretax charges related to the consolidation activities noted above will be recognized in the first half of fiscal 2004. GAAP EPS, including all charges, for the first half are expected to be in the range of $0.95 to $1.05 per share. GAAP EPS for the second half of fiscal 2004 is expected to be in the range of $1.40 to $1.45 per share.

     Management believes EPS on an Operational basis will be in the range of $2.40 to $2.55 per share for fiscal year 2004 excluding any contributions from new acquisitions or new IOU contracts. Operational EPS for the first half of fiscal 2004 is expected to be in the range of $1.00 to $1.10 per share. Operational EPS for the second half of fiscal 2004 is expected to be in the range $1.40 to $1.45 per share.

     EPS is expected to be impacted in fiscal 2004 by a higher effective tax rate. Management expects the fiscal 2004 tax rate to be approximately 39 percent.

FY 2003 Gains/Charges

     As communicated in previous earnings releases, the Company has incurred certain gains and charges throughout the second half of fiscal 2003 related to the following items and events.

Patent Litigation Settlement Gain ($2.1M):

     During the third quarter, the Company received the full settlement amount of $7.3 million in cash. The Company recorded a gain of $2.1 million, after deducting $1.4 million of professional fees, related to the patent settlement. The net gain is allocated to past and future licensing periods and the unrealized gain of $3.8 million will be recognized in pretax income over the remaining eight years of the patent.

Rantec Divestiture Gain ($1.6M):

     During the third quarter, the post-closing balance sheet was prepared and the $1.6 million gain was finalized. The gain is included in discontinued operations. Cash of $6.0 million was received in April at closing. The Company is also entitled to additional consideration based on the future operating results of Rantec, which will be recognized as earned.

Whatman MSA Settlement Charge ($0.2M):

     During the fourth quarter, the Company settled its dispute with Whatman related to the Manufacturing Supply Agreement (MSA) and received $1.3 million that was accounted for as a gain during the quarter. During the second quarter, the Company recorded a $1.5 million charge related to this dispute.

Puerto Rico Facility Exit Charge ($4.3M):

     During the third quarter, Management took a non-cash charge of $4.3 million which adjusted the carrying value of the Puerto Rico facility and equipment to its estimated net realizable value.

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Puerto Rico Severance / Move Charge (Total = $1.7M to $1.8M):

     The current assessment reflects the severance agreements with the related personnel at the Puerto Rico facility and the cost of the physical move to Juarez, Mexico and Hebron, Illinois. The charge incurred as of September 30, 2003 was $0.8 million, with the balance being expensed as incurred through the exit date. Approximately $1.0 million of the total costs will be incurred in the first half of fiscal 2004.

U.K. Test Move / Restructure Charge ($0.5M to $0.6M):

     These estimates are related to the U.K. restructuring. The charge incurred as of September 30, 2003 was $0.5 million, with the balance being expensed as incurred through December 31, 2003.

Interest Rate Swap Charge ($2.6M):

     Incident to the decision to divest the MicroSep businesses, Management closed out the interest rate swap related to the synthetic lease obligations. The pretax cash charge of $2.6 million was recognized in the fourth quarter of fiscal 2003.

MicroSep Divestiture Charge ($60.5M):

     On July 31, 2003, the Company announced its decision to sell the MicroSep businesses resulting in a non-cash after-tax charge of $60.5 million recognized in the fourth quarter of fiscal 2003. The amount of the charge is calculated as the difference between the MicroSep book value (primarily goodwill and other intangible assets) and the estimated proceeds to be received upon completion of the divestiture. The pretax charge was approximately $69 million.

Cumulative Effect of Accounting Change – Synthetic Lease ($2.3M):

     As discussed in the May 13, 2003 earnings release, the Financial Accounting Standards Board (FASB) recently issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” As a result of this new accounting guidance, during the fourth quarter of fiscal 2003, the Company recorded an after-tax charge of approximately $1.4 million reported as a cumulative effect of a change in accounting principle related to the synthetic lease.

Conference Call

     The Company will host a conference call today, November 20, 2003, at 9:30 a.m., Central Standard Time (CST), to discuss the Company’s fiscal 2003 operating results and the fiscal 2004 earnings outlook. A live audio web cast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available today from 12:30 p.m., CST, until 11:59 p.m., CST on November 26, 2003. To access the replay, dial 1-888-203-1112 and enter the pass code 762769. In addition, a replay will be available for seven days on the Company’s web site noted above.

Forward-Looking Statements

     Statements in this press release regarding the results of future closures, consolidations, relocations, divestitures and real estate sales, the associated costs and resulting savings to be achieved, future fiscal 2004 revenues, gains/charges and earnings, contributions from new programs and products, the level of Co-op and IOU activity, momentum in the RF shielding and Test market and other written or oral statements which are not strictly historical are “forward-

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looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the timing and terms of the divestiture; further weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; the Company’s successful exploitation of acquired intellectual property rights; the performance of discontinued operations prior to completing the divestiture; successful execution of planned facility closures, sales, consolidations and relocations with regard to the Company’s Puerto Rico facility and U.K. facility; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key suppliers and subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; litigation uncertainty; and the Company’s successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

(Tables Attached)

EXHIBIT 1

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2003

	GAAP	(1)		(2)
	2003	Adj.		"Operational"

Net Sales	$105,608			105,608
Cost and Expenses:
Cost of sales	72,198			72,198
Asset impairment	0			0
SG&A	19,055	(258	)(3)	18,797
Interest income	(125)			(125)
Other expenses, net	3,345	(1,637	)(4)	1,708

Total costs and expenses	94,473	(1,895)		92,578

Earnings before income taxes	11,135	1,895		13,030
Income taxes	4,660	(473	)(5)	4,187

Net earnings from continuing operation	6,475	2,368		8,843
Earnings (loss) from discontinued operations, net of tax (6)	(2,082)	2,082		0
Gain (loss) on sale of discontinued operations, net of tax (6)	(60,450)	60,450		0

Net earnings (loss) from discontinued operations	(62,532)	62,532		0
Earnings (loss) before cumulative effect of acctg chg	(56,057)	64,900		8,843
Cumulative effect of acctg change, net of tax	(1,419)	1,419		0

Net earnings (loss)	$(57,476)	66,319		8,843

Earnings (loss) per share:
Basic
Net earnings from continuing operations	$0.50			0.69
Net loss from discontinued operations	(4.88)			0.00
Cumulative effect of accounting change	(0.11)			0.00

Net earnings (loss)	$(4.49)			0.69

Diluted
Net earnings from continuing operations	$0.49			0.67
Net loss from discontinued operations	(4.71)			0.00
Cumulative effect of accounting change	(0.11)			0.00

Net earnings (loss)	$(4.33)			0.67

Average common shares O/S:
Basic	12,803			12,803

Diluted	13,266			13,266

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(1)	Adjustments represent items previously described in the FY 2003 “Gains/Charges” narrative.

(2)	Represents results on an adjusted basis, after removing the items described below in (3)–(6).

(3)	Represents severance charges consisting of $258K related to the exit of the Puerto Rico facility

(4)	Represents the following items:

Amount

Interest rate swap charge	$2,556
Whatman recovery	(1,300)
Puerto Rico shutdown/move costs & other	202
UK restructuring shutdown costs	179

$1,637

(5)	Represents the tax impact of items described above in (3)–(4).

(6)	Relates to the Microfiltration and Separations businesses which are classified as “discontinued operations.”

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EXHIBIT 2

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2002

	GAAP	(1)		(2)
	2002	Adj.		“Operational”

Net Sales	$88,209			88,209
Cost and Expenses:
Cost of sales	60,177			60,177
Asset impairment	0
SG&A	17,799	(693	)(3)	17,106
Interest income	(161)			(161)
Other expenses, net	(296)			(296)

Total costs and expenses	77,519	(693)		76,826

Earnings before income taxes	10,690	693		11,383
Income taxes	3,600	244	(3)	3,844

Net earnings from continuing operations	7,090	449		7,539
Earnings (loss) from discontinued operations, net of tax (4)	(1,012)	1,012		0
Gain (loss) on sale of discontinued operations, net of tax (4)	0	0		0

Net earnings (loss) from discontinued operations	(1,012)	1,012		0
Earnings (loss) before cumulative effect of acctg chg	(6,078)	1,461		7,539
Cumulative effect of acctg change, net of tax	0	0		0

Net earnings	$6,078	1,461		7,539

Earnings (loss)per share:
Basic
Net earnings from continuing operations	$0.56			0.60
Net loss from discontinued operations	(0.08)			0.00
Cumulative effect of accounting change	0.00			0.00

Net earnings	$0.48			0.60

Diluted
Net earnings from continuing operations	$0.55			0.58
Net loss from discontinued operations	(0.08)			0.00
Cumulative effect of accounting change	0.00			0.00

Net earnings	$0.47			0.58

Average common shares O/S:
Basic	12,572			12,572

Diluted	13,014			13,014

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(1)	Adjustments represent items previously described in the FY 2003 “Gains/Charges” narrative.

(2)	Represents results on an adjusted basis, after removing the items described below in (3)–(4).

(3)	Represents the costs and tax impact related to the MTA between the Company and its former Chairman.

(4)	Relates to Rantec Power Systems, Inc., which was divested on April 11, 2003 and the Microfiltration and Separation businesses which are classified as “discontinued operations”.

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EXHIBIT 3

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Year Ended September 30, 2003

	GAAP	(1)		(2)
	2003	Adj.		"Operational"

Net Sales	$396,687			396,687
Cost and Expenses:
Cost of sales	271,164			271,164
Asset impairment	4,528	(4,528	)(3)	0
SG&A	73,185	(1,971	)(4)	71,214
Interest income	(217)			(217)
Other expenses, net	4,664	(1,325	)(5)	3,339

Total costs and expenses	353,324	(7,824)		345,500

Earnings before income taxes	43,363	7,824		51,187
Income taxes	16,625	1,634	(6)	18,259

Net earnings from continuing operations	26,738	6,190		32,928
Earnings (loss) from discontinued operations, net of tax (7)	(6,901)	6,901		0
Gain (loss) on sale of discontinued operations, net of tax (7)	(59,556)	59,556		0

Net earnings (loss) from discontinued operations	(66,457)	66,457		0
Earnings (loss) before cumulative effect of acctg change	(39,719)	72,647		32,928
Cumulative effect of acctg change, net of tax	(1,419)	1,419		0

Net earnings (loss)	$(41,138)	74,066		32,928

Earnings (loss)per share:
Basic
Net earnings from continuing operations	$2.10			2.60
Net loss from discontinued operations	(5.24)			0.00
Cumulative effect of accounting change	(0.11)			0.00

Net earnings (loss)	$(3.25)			2.60

Diluted
Net earnings from continuing operations	$2.04			2.51
Net loss from discontinued operations	(5.06)			0.00
Cumulative effect of accounting change	(0.11)			0.00

Net earnings (loss)	$(3.13)			2.51

Average common shares O/S:
Basic	12,675			12,675

Diluted	13,128			13,128

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(1)	Adjustments represent items previously described in the FY 2003 Gains/ Charges” narrative and the MTA costs and Whatman MSA charge.

(2)	Represents results on an adjusted basis, after removing the items described below in (3) – (7)

(3)	Represents asset impairment charges of $4,348K related to the Filtertek Puerto Rico facility shutdown consisting of building and equipment write-downs; and $180K of costs related to the U.K. move/restructuring consisting of leasehold improvement write- downs.

(4)	Represents $1,411K of costs related to the previously disclosed MTA between the Company and its former Chairman; and $560K of severance charges consisting of $450K related to the exit of the Filtertek Puerto Rico facility and $110K related to the U.K. move/restructuring.

(5)	Represents the following items:

Amount

Interest rate swap charge	$2,556
Whatman MSA settlement	242
Gain from settlement of patent litigation	(2,056)
UK restructuring shutdown costs	179
Puerto Rico shutdown/move costs	404

1,325

(6)	Represents the tax impact of items (3) – (5) described above.

(7)	Relates to Rantec Power Systems, Inc., which was divested on April 11, 2003 and the Microfiltration and Separations businesses which are classified as “discontinued operations.”

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EXHIBIT 4

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Year Ended September 30, 2002

	GAAP	(1)		(2)
	2002	Adj.		“Operational”

Net Sales	$316,611			316,611
Cost and Expenses:
Cost of sales	214,325			214,325
Asset impairment	0			0
SG&A	65,099	(693	)(3)	64,406
Interest income	(351)			(351)
Other expenses, net	803			803

Total costs and expenses	279,876	(693)		279,183

Earnings before income taxes	36,735	693		37,428
Income taxes	13,400	244	(3)	13,644

Net earnings from continuing operations	23,335	449		23,784
Earnings (loss) from discontinued operations, net of tax (4)	(1,554)	1,554		0
Gain on sale of discontinued operations, net of tax (4)	0	0		0

Net earnings (loss) from discontinued operations	(1,554)	1,554		0
Earnings before cumulative effect of acctg chg	21,781	2,003		23,784
Cumulative effect of acctg change, net of tax	0	0		0

Net earnings	$21,781	2,003		23,784

Earnings (loss) per share:
Basic
Net earnings from continuing operations	$1.86			1.90
Net loss from discontinued operations	(0.12)			0.00
Cumulative effect of accounting change	0.00			0.00

Net earnings	$1.74			1.90

Diluted
Net earnings from continuing operations	$1.79			1.83
Net loss from discontinued operations	(0.12)			0.00
Cumulative effect of accounting change	0.00			0.00

Net earnings	$1.67			1.83

Average common shares O/S:
Basic	12,511			12,511

Diluted	13,022			13,022

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(1)	Adjustments represent items previously described in the FY 2003 “Gains/Charges” narrative and the MTA costs and Whatman MSA charge.

(2)	Represents results on an adjusted basis, after removing the items described below in (3)–(4)

(3)	Represents the costs and tax impact related to the MTA between the Company and its former chairman.

(4)	Relates to Rantec Power Systems, Inc., which was divested on April 11, 2003 and the Microfiltration and Separations businesses which are classified as “discontinued operations.”

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EXHIBIT 5

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information
(Unaudited)
(Dollars in millions)

	Three Months Ended			Year Ended
	September 30			September 30

	2003		2002	2003		2002

Net Sales (GAAP)
Filtration	$43.5		39.1	$164.1		151.5
Communications	36.4		29.9	142.3		94.6
Test	25.7		19.2	90.3		70.5

Totals	$105.6		88.2	$396.7		316.6

EBIT-(GAAP basis)(1)
Filtration	$6.2	(2)	5.0	$14.7	(3)	16.6
Communications	7.0		6.6	30.0		21.0
Test	2.0	(4)	0.4	5.3	(4)	3.6
Corporate	(4.2	)(5)	(1.5)	(6.9	)(5)	(4.8)

Totals	$11.0		10.5	$43.1		36.4

Note:	Amounts presented above exclude the operations of Rantec and the Microfiltration and Separations businesses, which were classified as “discontinued operations” for the year ended September 30, 2003.

(1)	EBIT is defined as Earnings Before Interest and Taxes

(2)	The reconciliation to Operational Revenue/EBIT is below:

	Q4FY03	Q4FY03
	Net Sales	EBIT

Filtration Segment — GAAP	$43.5	$6.2
Add: Puerto Rico facility shutdown costs	—	0.5
Less: Whatman MSA gain	—	(1.3)

Filtration Segment – “Operational”	$43.5	$5.4

(3)	The reconciliation to Operational Revenue/EBIT is below:

	FY03	FY03
	Net Sales	EBIT

Filtration Segment — GAAP	$164.1	$14.7
Add: Puerto Rico facility shutdown costs	—	5.2
Less: Gain from settlement of patent litigation	—	(2.1)
Add: Whatman MSA charge (net)	—	0.2

Filtration Segment – “Operational”	$164.1	$18.0

(4)	Test segment amounts include a pretax charge of $0.2 million related to the U.K./Test restructuring, recorded in the third quarter of fiscal 2003.

(5)	Amount consists of unallocated corporate operating charges, which includes $1.4 million of MTA costs recorded in the first six months of fiscal 2003 and the interest rate swap of $2.6 million recorded in the fourth quarter of fiscal 2003.

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EXHIBIT 6

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(unaudited)
(Dollars in millions)

EBIT from continuing operations (1) – As Reported

	Three Months Ended		Fiscal Year Ended
	September 30		September 30

	2003	2002	2003	2002

EBIT	$11.0	$10.5	$43.1	$36.4
Interest income	(.2)	(.2)	(.2)	(.3)
Less: Income taxes	4.7	3. 6	16.6	13.4

Net earnings from continuing operations	$6.5	$7.1	$26.7	$23.3

EBITDA from continuing operations (1)

	Q4FY2003	Q4FY2002	FY2003	FY2002

EBITDA	$16.0	$12.7	$56.5	$46.9
Interest income	(.2)	(.2)	(.2)	(.3)
Less: Income taxes	4.7	3.6	16.6	13.4
Less: Depreciation	4.4	1.8	11.1	9.2
Less: Amortization	.6	.4	2.3	1.3

Net earnings from continuing operations	$6.5	$7.1	$26.7	$23.3

(1)	Excludes the operations of Rantec and the Microfiltration and Separations businesses, which are classified as “discontinued operations”.

EPS FY 2004 Reconciliation

Range
	1st Half	2nd Half	FY 2004

GAAP outlook	$0.95-1.05	$1.40-1.45	$2.35-2.50
Add: Puerto Rico/U.K. closure	$0.05	—	$0.05

	$1.00-1.10	$1.40-1.45	$2.40-2.55

Consolidated EBIT Margins

Consolidated EBIT margins in the range of 12 percent to 14 percent described under “Fiscal 2004 Business Outlook” cannot be reconciled with a GAAP measure as this represents a forward-looking financial measure with no comparable GAAP measurement quantifiable at this time.

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EXHIBIT 7

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30,	September 30,
	2003	2002

Assets
Cash and cash equivalents	$31,285	$24,930
Accounts receivable, net	69,379	56,884
Costs and estimated earnings on long-term contracts	4,663	2,951
Inventories	48,432	43,441
Current portion of deferred tax assets	24,187	20,601
Other current assets	6,549	7,481
Current assets from discontinued operations (1)	21,640	25,100

Total current assets	206,135	181,388
Property, plant and equipment, net	62,497	53,904
Goodwill	68,653	66,649
Deferred tax assets	16,618	28,690
Other assets	14,081	14,243
Other assets from discontinued operations (1)	25,397	62,814

	$393,381	$407,688

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$10,143	$121
Other current liabilities	66,097	60,043
Current liabilities from discontinued operations (1)	9,397	8,623

Total current liabilities	85,637	68,787
Deferred income (2)	3,194	—
Other liabilities	20,556	23,571
Long-term debt	490	538
Liabilities from discontinued operations (1)	8,115	8,481
Shareholders’ equity	275,389	306,311

	$393,381	$407,688

(1)	Relates to Rantec Power Systems, Inc., and the Microfiltration and Separations businesses which are classified as “discontinued operations” for the year ended September 30, 2003.

(2)	Represents unearned income related to the Filtertek patent litigation settlement. Amount is being amortized into income on a straight-line basis over the remaining patent life through 2011.

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EXHIBIT 8

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

FY 2003

Cash flows from operating activities:
Net loss	$(41,138)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of tax	6,901
Loss on sale of discontinued operations, net of tax	59,556
Depreciation and amortization	13,451
Changes in operating working capital	(15,669)
Effect of deferred taxes	10,137
Proceeds from settlement of patent litigation	7,300
Gain from settlement of patent litigation	(2,056)
Other	7,441

Net cash provided by operating activities – continuing operations	45,923
Net cash used by discontinued operations (1)	(7,907)

Net cash provided by operating activities	38,016

Cash flows from investing activities:
Acquisition of business	(5,364)
Proceeds from divestiture of business	6,000
Capital expenditures-continuing operations	(10,599)
Capital expenditures-discontinued operations	(3,528)

Net cash used by investing activities	(13,491)

Cash flows from financing activities:
Net increase in short-term borrowings	10,000
Principal payments on long-term debt - continuing operations	(31,636)
Principal payments on long-term debt - discontinued operations (1)	(621)
Purchases of common stock into treasury	(1,438)
Other	5,525

Net cash provided by financing activities	(18,170)

Net increase in cash and cash equivalents	6,355
Cash and cash equivalents, beginning of period	24,930

Cash and cash equivalents, end of period	$31,285

(1)	Relates to Rantec Power Systems, Inc., and the Microfiltration and Separations businesses which are classified as “discontinued operations” for the year ended September 30, 2003.

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EXHIBIT 9

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Free Cash Flow
(Dollars in thousands)

Fiscal Year Ended
September 30, 2003

Net cash provided by operating activities – continuing operations	$45,923
Less: Capital expenditures – continuing operations	10,599

Free cash flow	$35,324

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EXHIBIT 10

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data
(Unaudited)
(Dollars in thousands)

Backlog And Entered
Orders-Q4 FY 2003 (1)	Filtration	Comm.		Test	Total

Beginning Backlog– 6/30/03	$81,934	136,395		40,094	258,423
Entered Orders	47,778	30,481	*	31,896	110,155
Sales	(43,518)	(36,442)	*	(25,648)	(105,608)

Ending Backlog- 9/30/03	$86,194	130,434		46,342	262,970

Backlog And Entered
Orders-FY 2003(1)	Filtration	Comm.		Test	Total

Beginning Backlog– 9/30/02	$69,925	170,668		34,315	274,908
Entered Orders	180,384	102,055	*	102,310	384,749
Sales	(164,115)	(142,289)	*	(90,283)	(396,687)

Ending Backlog- 9/30/03	$86,194	130,434		46,342	262,970

(1)	Excludes the Microfiltration and Separations business and Rantec for all periods presented.

	Q4 FY 2003	Q4 FY	FY 2003	FY
	Entered	2003	Entered	2003
*Communications Recap:	Orders	Sales	Orders	Sales

AMR Products (DCSI)	$29,279	35,240	93,731	133,884
SecurVision Video Security (Comtrak)	1,202	1,202	8,324	8,405

Total	30,481	36,442	102,055	142,289
Orders/Sales to PPL	0	(13,567)	(3,200)	(63,923)

Excluding PPL	$30,481	22,875	98,855	78,366

EBITDA (Continuing Operations)

($ in millions)(2)
	Q4 FY	Q4 FY	FY	FY
	2003	2002	2003	2002

EBIT	$11.0	10.5	43.1	36.4
Depreciation	4.4	1.8	11.1	9.2
Amortization	0.6	0.4	2.3	1.3

EBITDA	$16.0 (3)	12.7	56.5 (3)	46.9

(2)	Excludes the Microfiltration and Separations businesses and Rantec in all periods presented.

(3)	EBITDA includes $1.9 million and $7.8 million of net charges described earlier in the FY 2003 “Gains/Charges” narrative for the three and twelve month periods ended September 30, 2003, respectively.

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